Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS 2017

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

ISELIN, NJ, March 9, 2018 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the fourth quarter and year ended December 31, 2017.

2017 Operating Results

Consolidated Net income for 2017 increased $0.1 million as compared to 2016. Earnings per share on a fully diluted basis for 2017 were $1.38, which are the same results reported in 2016.

Operating revenues decreased to $130.8 million, down from $132.9 million in 2016. The $2.1 million revenue decline was caused by unfavorable weather patterns in New Jersey and Delaware throughout the spring and summer months of 2017, as well as nonrecurring emergent bulk water sales to New Jersey municipal systems in 2016. A 4.2% growth in our regulated customer base in Delaware helped to offset some of the lower overall average customer usage.

Operations and maintenance expenses for 2017 decreased $0.9 million from the same period in 2016 due to lower retirement benefit plan costs and liability insurance costs of $1.8 million. Somewhat offsetting these lower costs were increased costs to produce and treat water, make repairs to our mains in the Middlesex system and other operating expenses.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “Our employees remained focused in 2017 on further improving our service delivery capabilities through continued investments in infrastructure for enhanced reliability, safety and resiliency. To recover increased capital and operating costs prudently invested in our Middlesex System, we filed for an increase in annual operating revenues of $15.3 million with the New Jersey Board of Public Utilities in October 2017. As we work towards a favorable outcome, we are ever mindful of the need to balance a fair and reasonable rate structure with our commitment to delivering safe, adequate and proper water service,” added Doll.

Fourth Quarter 2017 Results

For the three month period ended December 31, 2017, operating revenues were $31.5 million, down slightly from $31.8 million for the same period in 2016. Operations and maintenance expenses were $16.1 million, down from $17.3 million for the same period in 2016 due primarily to lower employee related costs. Net income increased to $5.3 million from $3.2 million for the same period in 2016.

Quarterly Dividend Declared

As previously announced in January 2018, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.22375 per common share which was paid on March 1, 2018 to shareholders of record as of February 15, 2018. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-fifth consecutive year in 2017.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2017	2016	2017	2016

Operating Revenues	$130,775	$132,906	$31,456	$31,808

Operating Expenses:
Operations and Maintenance	64,668	65,534	16,105	17,320
Depreciation	13,922	12,796	3,642	3,235
Other Taxes	13,565	13,944	3,238	3,407

Total Operating Expenses	92,155	92,274	22,985	23,962

Operating Income	38,620	40,632	8,471	7,846

Other Income (Expense):
Allowance for Funds Used During Construction	702	619	229	232
Other Income	123	662	27	18
Other Expense	(30)	(2,143)	(3)	(1,947)

Total Other Income, net	795	(862)	253	(1,697)

Interest Charges	5,506	5,293	1,541	1,452

Income before Income Taxes	33,909	34,477	7,183	4,697

Income Taxes	11,100	11,735	1,837	1,477

Net Income	22,809	22,742	5,346	3,220

Preferred Stock Dividend Requirements	144	144	36	36

Earnings Applicable to Common Stock	$22,665	$22,598	$5,310	$3,184

Earnings per share of Common Stock:
Basic	$1.39	$1.39	$0.33	$0.20
Diluted	$1.38	$1.38	$0.32	$0.19